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                                                                     EXHIBIT 23A


            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------



The Board of Directors and Shareholders
Linens 'n Things, Inc:

We consent to incorporation by reference in the Registration Statements Numbers 333-116719, 333-116720, 333-71903, 333-42874, 333-55803, 333-62982 and 333-62984
on Form S-8 of Linens 'n Things, Inc. and Subsidiaries of our report dated March 31, 2005, with respect to the consolidated balance sheets of Linens 'n Things, Inc. and Subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 1, 2005, and our report dated March 31, 2005, with respect to management's assessment of the effectiveness of internal control over financial reporting as of January 1, 2005 and the effectiveness of internal control over financial reporting as of January 1, 2005, which reports appear in the January 1, 2005 Annual Report on Form 10-K of Linens 'n Things, Inc.

Our report dated March 31, 2005, on the consolidated balance sheets of Linens 'n Things, Inc. and Subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 1, 2005 contains an explanatory paragraph that refers to a change, in fiscal 2004, in the Company's method of accounting for vendor allowance arrangements.

Our report dated March 31, 2005, on the consolidated balance sheets of Linens 'n Things, Inc. and Subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 1, 2005 contains an explanatory paragraph that states that the consolidated balance sheet as of January 3, 2004 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the years ended January 3, 2004 and January 4, 2003, have been restated.

Our report dated March 31, 2005 on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of January 1, 2005, expresses our opinion that Linens 'n Things, Inc. and Subsidiaries did not maintain effective internal control over financial reporting as of January 1, 2005 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states as of January 1, 2005, Linens n' Things, Inc. had insufficient controls over the selection and monitoring of appropriate generally accepted accounting principles affecting the accounting for leases and landlord allowances.


/S/ KPMG LLP
------------

KPMG LLP

New York, New York
March 31, 2005


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